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                                                                     Exhibit 5.1

                               [Maples and Calder]
                                   Letterhead

Semiconductor Manufacturing International
Corporation
18 Zhangjiang Road
Pudong New Area
Shanghai 201203
People's Republic of China

10/th/ March 2004

Dear Sirs,

Re: Semiconductor Manufacturing International Corporation (the "Company")
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We have acted as Cayman Islands legal advisers to the Company in connection with the Company's registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 relating to the offering by the Company and the sale by the selling shareholders of American Depositary Shares ("ADSs"), each of which represents an amount of ordinary shares, par value US$0.0004 per share, of the Company (the "Ordinary Shares").

1    DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1 the Certificate of Incorporation dated 3rd April, 2000 and the Ninth Amended and Restated Memorandum and Articles of Association of the Company as adopted on 28 January 2004 (the "Memorandum and Articles of Association");

1.2 the minutes of the meeting of the Board of Directors of the Company held on 28 January 2004;

1.3  the register of directors and officers; and

1.4  the Registration Statement.

2    ASSUMPTIONS

The following opinions are given only, as to and based on, circumstances and matters of fact existing at the date

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hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof.

3    OPINION

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant:

3.1 We are of the opinion that the issue and allotment of the Ordinary Shares by the Company has been duly authorised by the Company, and when allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable.

3.2 Subject to the limitations set forth therein, the discussion contained in the Registration Statement under the caption "Cayman Islands Taxation" is our opinion as to the matters discussed therein.

4    QUALIFICATIONS

This opinion is subject to the following qualification and limitation that, under the Companies Law (2003 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2003 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the above-mentioned Registration. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Maples and Calder Asia

MAPLES and CALDER Asia